Exhibit 99.3

FOR IMMEDIATE RELEASE:

Clint Woods
713-627-2223 x 119
Mobile: 512-297-7006
cwoods@piercom.com

or

Ben Wheatley
713-627-2223 x 103
Mobile: 713-865-6845
bwheatley@piercom.com
Booth # 1641

Cameron Debuts World’s First DC-Powered
Subsea Production System

CameronDC™ Redefines Subsea Systems—Longer Stepouts,
No Hydraulics and No Batteries

HOUSTON (May 3, 2004)—Building on its long-term leadership in subsea innovations, Cameron today launched CameronDC™, the world’s first DC-powered subsea production system. Designed for maximum reliability, availability and maintainability, the new system also is capable of operating efficiently in deepwater and at record distances from host facilities.

“Until now, subsea production has relied on hydraulics and electro-hydraulic controls to actuate valves,” said Mark Crews, Vice President of Technology for Cameron. “Hydraulics are less responsive and less efficient as production moves into deeper waters and at greater distances from the host facility.”

“Customers have wanted greater reliability in subsea production systems for some time, and our new all-electric system is the answer. A DC-powered system is the logical progression of subsea technology. It’s less risky and more cost-effective than other hydraulic and battery-operated subsea production systems,” Crews explained.

The new subsea system eliminates both hydraulics and electro-hydraulics, greatly enhancing reliability and uptime availability. While some traditional subsea production system components have been simplified, others are simply no longer needed.

“CameronDC is intended to provide 99+ percent uptime availability, compared to 97-98 percent availability with typical hydraulic systems,” Crews said. “Over the life of a typical 24-well field, our all-electric subsea system could save a company well over $100 million.”

CameronDC features a simpler control pod with fewer components, and an improved choke response that offers greater precision, more accurate data and a faster response time.

“Because there are no hydraulics to be cleaned and maintained, it is a much simpler system. With no risk of hydraulic fluids’ being released, it’s also environmentally friendly,” Crews added.

CameronDC consists of a surface power and communications system, power/communications transportation system, subsea actuation (valves and chokes), and controls system. When compared with conventional electro-hydraulic systems, CameronDC eliminates or simplifies topside equipment, workover control equipment, umbilicals, and controls system components.

Crews added that Cameron is currently conducting wet trials on a CameronDC system with BP in the UK North Sea. For more information about the CameronDC, please visit www.camerondc.com or visit booth 1641 at the OTC conference May 3 — 6 at Reliant Arena.

About Cameron
Cameron, a division of Cooper Cameron Corporation (NYSE: CAM), is a manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling and production in onshore, offshore and subsea applications. Cooper Cameron is also a leading manufacturer of other valves, centrifugal air compressors, integral and separable gas compressors and turbochargers and provides oil and gas separation equipment. CameronDC is a trademark of the Cameron Division, Cooper Cameron Corporation.

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